EXHIBIT 99.1
HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION APPOINTS JEFF LORENGER
AS PRESIDENT, OFFICE FURNITURE

MUSCATINE, Iowa (June 7, 2017) – HNI Corporation (NYSE: HNI) announced today the appointment of Jeff Lorenger as President, Office Furniture, HNI Corporation, reporting to Stan Askren, Chairman, President and CEO, HNI Corporation.

“Jeff is a dynamic leader with a proven track record of executing strategic plans and initiatives,” said Mr. Askren.

Mr. Lorenger joined HNI Corporation in 1998 and has since held multiple executive level positions, with broad experience in corporate and operating company roles, in all HNI furniture markets and segments. Mr. Lorenger holds Bachelor of Business Administration, MBA, and Juris Doctorate degrees from the University of Iowa.

About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. We sell the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. Our hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings and accessories. More information can be found on the Corporation's website at www.hnicorp.com.